FOR IMMEDIATE RELEASE

Contact:   John Franklin
           (212) 484-7693


           PETRIE STORES LIQUIDATING TRUST APPROVES DISTRIBUTION
                  OF CASH AND SHARES OF TOYS "R" US, INC.

         Rutherford, New Jersey, January 21, 2000 -- Petrie Stores Liquidating Trust (OTC Bulletin Board: PSTLS) announced today that it will make a distribution on February 11, 2000 to its unit holders of an aggregate of $78,525,357 in cash and 1,688,576 shares of Toys "R" Us, Inc. common stock held by the Liquidating Trust. In the distribution, holders of units of beneficial interest of the Liquidating Trust will receive $1.50 in cash and approximately 0.03225536 of a share of Toys "R" Us common stock for every unit of beneficial interest of Petrie Stores Liquidating Trust held of record as of the close of business on January 31, 2000. Unit holders who would otherwise be entitled to receive fractional shares of Toys "R" Us common stock in the distribution will receive cash in lieu of such fractional shares. Following the distribution, the Liquidating Trust will hold approximately $120.7 million in cash and cash equivalents and will no longer hold any shares of Toys "R" Us common stock. The trustees of the Liquidating Trust will consider additional distributions to unit holders when the status of the Liquidating Trust's remaining contingent liabilities is further clarified.


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